Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
Rick J. Tremblay
Chief Financial Officer
Team Financial, Inc.
(913) 294-9667
rickt@teamfinancialinc.com
http://www.teamfinancialinc.com

Team Financial, Inc. Announces Quarterly Results

PAOLA, Kansas, November 3, 2006 — Team Financial, Inc. (the “Company”, Nasdaq: TFIN) today announced net income of $784,000, or $.22 basic and $.21 diluted income per share, for the three months ended September 30, 2006, compared to $881,000 or $.22 basic and $.21 diluted income per share, for the three months ended September 30, 2005, a decrease of 11.0%.  Net income for the nine months ended September 30, 2006 was $2,661,000, or $.70 basic and $.68 diluted income per share, compared to $2,736,000, or $.68 basic and $.67 diluted income per share for the nine months ended September 30, 2005, a decrease of 2.7%.

As previously disclosed, the Company recorded a loss on the sale of its insurance agency subsidiary during the second quarter of 2005 of approximately $164,000.  The subsidiary was sold effective December 31, 2004.  The loss on the sale of the subsidiary is reported net of the tax effect in discontinued operations.

Excluding the effects of discontinued operations, net income from continuing operations was $784,000, or $.22 basic and $.21 diluted income per share, for the three months ended September 30, 2006, a decrease of 11.0%, compared to $881,000, or $.22 basic and $.21 diluted income per share, for the three months ended September 30, 2005.  Net income from continuing operations for the nine months ended September 30, 2006 was $2,661,000, or $.70 basic and $.68 diluted income per share, compared to $2,844,000, or $.70 basic and $.69 diluted income per share for the nine months ended September 30, 2005.

In September 2006, the Company restructured its trust preferred securities by redeeming $15.5 million fixed-rate trust preferred securities and reissuing $22 million of trust preferred securities at a variable interest rate in order to lower the effective interest rate.  In doing so, the Company incurred a pre-tax charge of $824,000, which was the unamortized portion of the offering cost of the trust preferred securities that were issued in 2001.  The Company expects to save approximately $338,000 annually based on the current reduction in interest rate on the new trust preferred securities.

The Company also restructured $6.5 million of its investment portfolio during the third quarter, extending the average life of those investments to 8.1 years and increasing the yield on the restructured securities 1.6%, or approximately $104,000 annually.  A charge of approximately $74,000 was incurred as a loss on investment securities as a result of the restructuring; however, the Company expects to recoup this loss in approximately six months.

The charges incurred for the restructuring of the trust preferred securities and the investment portfolio had approximately $0.16 basic and diluted earnings per share effect after taxes for the quarter.  Excluding these two restructurings, earnings per share would have been $0.38 basic and $0.37 diluted income per share for the three months ended September 30, 2006 and $0.85 basic and $0.83 diluted earnings per share for the nine months ended September 30, 2006.

Net interest income for the three months ended September 30, 2006 increased approximately $669,000, or 12.4%, from the same period last year, due to a 15 basis point increase in net interest margin.  Non-interest income decreased approximately $226,000, or 11.3%, from the same period last year, primarily due to a decrease in service charge income, a loss taken on investment securities sales in an effort to reposition the portfolio, and a continued decrease in gain on sales of mortgage loans.  Non-interest expense increased $681,000, or 11.3%, during the three months ended September 30, 2006 from the same period last year, primarily due to the $824,000 charge relating to the restructuring of the trust preferred securities.  Offsetting this charge was a summary judgment entered against the Company during the third quarter of 2005, which resulted in a charge for $214,000 during that quarter.  This judgment is currently on appeal.  Salaries and employee benefits increased approximately $166,000 during the three months ended September 30, 2006 compared to the same period last year, offset by a $96,000 decrease in professional fees.

Loans receivable increased approximately $48.4 million, or 11.5%, to $468.6 million at September 30, 2006 compared to December 31, 2005.   This increase was primarily a result of an increase in construction and land development loans.  The increase in loans was funded with a $23.6 million, or 4.6%, increase in total deposits, and a decrease in cash and cash equivalents.

“We had a very productive third quarter. We strengthened our senior management team by welcoming Rick Tremblay as our new Chief Financial Officer. We restructured our trust preferred securities which will save the Company approximately $338,000 per year, and we also restructured our investment portfolio, extending the average life and increasing the average yield. The losses incurred by both of these restructurings will be recouped in a relatively short time. All of these events will help position the Company for a more profitable future.

In July we received a claim against the representations and warranties provisions of the sales contract of the insurance agency subsidiary that we sold effective December 31, 2004. We do not believe that any of the claims presented are legitimate and we intend to dispute all of them. The Company has continued discussions with the buyer regarding its claims, including a professionally conducted mediation session, yet, no litigation has been filed and the Company has not changed its assessment,” said Robert J. Weatherbie, Chairman and Chief Executive Officer of Team Financial, Inc.

The provision for loan losses was $131,000 for the three months ended September 30, 2006 compared to $263,000 for the three months ended September 30, 2005.  The allowance for loan losses as a percent of loans was 1.23% at September 30, 2006 and 1.29% at December 31, 2005, and non-performing loans were 1.83% of total loans at September 30, 2006 and 1.09% of total loans at December 31, 2005.  Additional allowances were not necessary in the opinion of the Company, despite the increase in non-performing loans, as the additions to the non-performing credits are well-secured.

Team Financial, Inc. is a financial services company with $720 million in total assets.  It operates in the Kansas City metropolitan area, southeastern Kansas, western Missouri, the Omaha, Nebraska metropolitan area, and in the Colorado Springs, Colorado metropolitan area.  The Company offers a full range of consumer and corporate banking services, including small business loans, mortgage loans, trust services, and investment and brokerage services.  For additional information on Team Financial, Inc., visit its web site at http://www.teamfinancialinc.com or call 913-294-9667.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical income and those presently anticipated or projected.  The Company cautions readers not to place undue reliance on any such forward looking statements, which speak only as of the date of this release.  Such risks and uncertainties include those detailed in the Company’s filings with the Securities and Exchange Commission, risks of adversely changing results of operations, risks related to the Company’s acquisition strategy, risks relating to loans and investments, including the effect of the change of the local economic conditions, risks associated with the adverse effects of the changes in interest rates, and competition for the Company’s customers by other providers of financial services, all of which are difficult to predict and many of which are beyond the control of the Company.

TEAM FINANCIAL, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Financial Condition
(In Thousands)

	September 30,	December 31,
	2006	2005
Assets

Cash and due from banks	$12,956	$14,592
Federal funds sold and interest bearing bank deposits	2,519	19,768
Cash and cash equivalents	15,475	34,360

Investment securities:
Available for sale, at fair value (amortized cost of $177,476 and $183,719 at September 30, 2006 and December 31, 2005, respectively)	175,093	181,758
Other non-marketable securities (amortized cost of $8,955 and $8,669 at September 30, 2006 and December 31, 2005, respectively)	8,955	8,651
Total investment securities	184,048	190,409

Loans receivable, net of unearned fees	468,562	420,181
Allowance for loan losses	(5,769)	(5,424)
Net loans receivable	462,793	414,757

Accrued interest receivable	5,583	4,607
Premises and equipment, net	16,489	16,359
Assets acquired through foreclosure	902	455
Goodwill	10,700	10,700
Intangible assets, net of accumulated amortization	2,792	3,223
Bank-owned life insurance policies	19,725	19,173
Other assets	1,774	2,486

Total assets	$720,281	$696,529

Liabilities and Stockholder’s Equity
Deposits:
Checking deposits	$168,269	$186,791
Savings deposits	30,382	31,944
Money market deposits	60,207	46,465
Certificates of deposit	272,649	242,678
Total deposits	531,507	507,878
Federal funds purchased and securities sold under agreements to repurchase	4,172	4,036
Federal Home Loan Bank advances	108,090	111,131
Notes payable	192	202
Subordinated debentures	22,681	16,005
Accrued expenses and other liabilities	5,657	3,928

Total liabilities	672,299	643,180

Stockholders’ Equity:
Preferred stock, no par value, 10,000,000 shares authorized; no shares issued	-	-
Common stock, no par value, 50,000,000 shares authorized; 4,501,516 and 4,499,470 shares issued; 3,598,784 and 4,034,995 shares outstanding at September 30, 2006 and December 31, 2005, respectively	27,901	27,880
Capital surplus	588	417
Retained earnings	32,710	30,941
Treasury stock, 902,732 and 464,475 shares of common stock at cost at September 30, 2006, and December 31, 2005, respectively	(11,645)	(4,583)
Accumulated other comprehensive loss	(1,572)	(1,306)

Total stockholders’ equity	47,982	53,349

Total liabilities and stockholders’ equity	$720,281	$696,529

TEAM FINANCIAL, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Operations
(Dollars In Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Interest Income:
Interest and fees on loans	$9,290	$7,136	$25,951	$20,141
Taxable investment securities	2,015	1,815	5,829	5,483
Nontaxable investment securities	256	310	796	889
Other	115	55	422	217

Total interest income	11,676	9,316	32,998	26,730

Interest Expense:
Deposits:
Checking deposits	460	301	1,399	788
Savings deposits	57	58	163	166
Money market deposits	417	157	994	444
Certificates of deposit	3,010	1,792	7,815	4,776
Federal funds purchased and securities sold under agreements to repurchase	36	51	124	107
FHLB advances payable	1,139	1,175	3,402	3,515
Notes payable and other borrowings	94	11	137	58
Subordinated debentures	411	388	1,188	1,165

Total interest expense	5,624	3,933	15,222	11,019

Net interest income before provision for loan losses	6,052	5,383	17,776	15,711

Provision for loan losses	131	263	563	675

Net interest income after provision for loan losses	5,921	5,120	17,213	15,036

Non-Interest Income:
Service charges	951	1,029	2,702	2,931
Trust fees	173	159	555	529
Gain on sales of mortgage loans	125	240	455	667
Loss on sales of investment securities	(74)	-	(164)	-
Bank-owned life insurance income	220	209	650	625
Other	372	356	1,090	1,008

Total non-interest income	1,767	1,993	5,288	5,760

Non-Interest Expenses:
Salaries and employee benefits	2,977	2,811	9,213	8,261
Occupancy and equipment	735	705	2,231	2,072
Data processing	737	726	2,135	2,137
Professional fees	250	346	1,100	1,001
Marketing	109	106	284	253
Supplies	63	98	249	259
Intangible asset amortization	141	151	436	464
Other	1,681	1,069	3,342	2,696

Total non-interest expenses	6,693	6,012	18,990	17,143

Income from continuing operations before income taxes	995	1,101	3,511	3,653

Income tax expense	211	220	850	809

Net income from continuing operations	$784	$881	$2,661	$2,844
Net loss from discontinued operations	-	-	-	(108)
Net income	$784	$881	$2,661	$2,736

Basic income per share from continuing operations	$0.22	$0.22	$0.70	$0.70
Diluted income per share from continuing operations	$0.21	$0.21	$0.68	$0.69
Basic loss per share from discontinued operations	$-	$-	$-	$(0.03)
Diluted loss per share from discontinued operations	$-	$-	$-	$(0.03)
Basic income per share	$0.22	$0.22	$0.70	$0.68
Diluted income per share	$0.21	$0.21	$0.68	$0.67
Shares applicable to basic income per share	3,594,401	4,040,595	3,821,758	4,039,068
Shares applicable to diluted income per share	3,692,392	4,101,431	3,912,655	4,095,474

Team Financial, Inc. And Subsidiaries
Selected Ratios and Other Data
(Unaudited)

	As of and For		As of and For
	Three Months Ended		Nine Months Ended
	September 30		September 30
Selected Data	2006	2005	2006	2005

Balance Sheet Highlights

Average Assets	$719,968	$673,524	$711,928	$669,008

Average Loans	$459,816	$409,147	$450,260	$398,431

Non Performing Loans	$8,563	$3,533

Performance Ratios

Return On Average Assets	0.43%	0.52%	0.50%	0.55%

Return On Average Equity	6.61%	6.52%	7.10%	6.88%

Average Equity To Average Assets	6.53%	7.96%	7.04%	7.95%

Net Interest Margin On Average Earning Assets During The Period (Tax Equivalent)	3.78%	3.63%	3.78%	3.61%

Efficiency Ratioac	85.60%	81.51%	82.34%	79.84%

Book Value Per Share	$13.33	$13.26

Tangible Book Value Per Sharebc	$9.68	$9.88

Asset Quality Ratios

Non Performing Loans As A Percent Of Total Loans	1.83%	0.85%

Non Performing Assets As A Percent Of Total Assets	1.31%	0.57%

Allowance For Loan Losses As A Percent Of Total Loans	1.23%	1.29%

Allowance For Loan Losses As A Percent Of Non Performing Loans	67.37%	152.56%

a  Calculated as non-interest expense/(net interest income plus non-interest income)

b  Calculated as (stockholders equity less goodwill, less intangible assets, net of accumulated amortization plus mortgage servicing rights) divided by shares outstanding.

c  Computation includes the corresponding components of discontinued operations.